Exhibit (c)(v)
Project Seashore Special Committee materials September 6th, 2023 1 PRELIMINARY DRAFT

PRELIMINARY DRAFT Disclaimer The accompanying materials were compiled on a confidential basis by Rothschild & Co US Inc. (“Rothschild & Co”) for the use and benefit of the Special Committee (the “Special Committee”) of the Board of Directors of Consolidated Communications Holdings, Inc. (the “Company” or “Condor”) solely in connection with its evaluation of the transaction referred to herein. Neither Rothschild & Co nor any of its affiliates, nor any of its or their respective officers, directors, employees, advisors, agents or representatives, represents or warrants as to the accuracy or completeness of any of the materials set forth herein. Nothing contained in the accompanying materials is, or shall be relied upon as, a promise or representation as to the past, present or future. It should be understood that these materials, including any valuations and/or estimates or projections contained in the accompanying materials, were prepared or derived from information supplied by the Company or derived from public sources, without any independent verification by Rothschild & Co. This information, including any valuations, estimates or projections, involves numerous and significant assumptions and subjective determinations by the Company’s management and other sources, which may or may not be correct, although the Company has represented that the materials are reasonably based. Rothschild & Co assumes no responsibility for independent verification of such information and has relied on such information being complete and accurate in all material respects. Accordingly, no representation or warranty, express or implied, can be made or is made by Rothschild & Co as to the accuracy or completeness of any such information or the achievability of any such valuations and/or estimates or projections. To the extent such information includes any estimates or projections of future financial performance, Rothschild & Co has assumed that such estimates or projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). The accompanying material does not represent an opinion as to the prices at which the Company, or any interests therein, actually would be acquired or sold. Except where otherwise indicated, this presentation speaks as of the date hereof and is necessarily based upon the information available to Rothschild & Co and financial, stock market and other conditions and circumstances existing and disclosed to Rothschild & Co as of the date hereof. Rothschild & Co does not have any obligation to update, review or reaffirm these materials. The presentation is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by Rothschild & Co. Under no circumstances should the delivery of this presentation imply that any information or analyses included in this presentation would be the same if made as of any other date. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. No single analysis contained herein can be deemed more or less important than any other analysis and these analyses must be considered, in their totality, with the oral briefing provided by Rothschild & Co. Prior to entering into any transaction, the Special Committee should determine, without reliance on Rothschild & Co or its affiliates, the economic risks and merits as well as the legal, tax and accounting characterizations and consequences of any such transaction. In this regard, by accepting these materials, the Special Committee acknowledges that Rothschild & Co is not in the business of providing (and the Special Committee is not relying on Rothschild & Co for) legal, tax or accounting advice, and the Special Committee should receive (and rely on) separate and qualified legal, tax and accounting advice. These materials do not constitute an offer or solicitation to sell or purchase any securities. Rothschild & Co is not acting in any capacity as a fiduciary or agent of the Special Committee, the Board of Directors or the Company. In the ordinary course of their asset management, merchant banking and other business activities, affiliates of Rothschild & Co may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own accounts or the accounts of their clients in equity, debt or other securities (or related derivative securities) or financial instruments of the Company or any of its affiliates or any other company that may be involved in a transaction. THIS PRESENTATION IS CONFIDENTIAL AND WAS NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR FILING THEREOF UNDER STATE OR FEDERAL SECURITIES LAWS OR OTHERWISE. THIS PRESENTATION MAY NOT BE COPIED BY, OR DISCLOSED OR MADE AVAILABLE TO, ANY PERSON WITHOUT THE PRIOR WRITTEN APPROVAL OF Rothschild & Co. THIS PRESENTATION IS NOT INTENDED TO BE USED OR RELIED UPON, AND SHOULD NOT BE USED OR RELIED UPON, BY ANY PERSON OTHER THAN THE SPECIAL COMMITTEE AND MAY NOT BE USED BY ANY OTHER PERSON WITHOUT PRIOR WRITTEN APPROVAL OF Rothschild & Co. 2

PRELIMINARY DRAFT Contents Situation update 1 Updated valuation perspectives 3 Review of updated Standalone LRP 2 4 6 11 Appendix A 21 3

Situation update 1 4

PRELIMINARY DRAFT

1 Situation update

Situation update

Since R&Co last presented preliminary valuation analysis to the Special Committee on June 22nd, a number of Condor and sector developments have occurred

Sector / market developments

- **Lead-sheathed cable issues affected sector equity values**
  - Prices have largely recovered after the initial impact but continue to trade meaningfully below 52-week highs (Frontier: 53% of 52-week high, Lumen: 16% of 52-week high)
- **Frontier announced a $2.1bn[1] securitization of its fiber assets in the Dallas metro area**
  - First-of-its kind for a traditional LEC provider
  - Unlocks investment-grade source of capital to efficiently fund continued fiber build-out
  - Strong market reaction upon announcement (up 26%), although prices have settled and stock still trades down from June levels
- **Interest rate environment remains elevated**
  - Capital markets activity remained relatively quiet through the end of the summer, although base rates are up ~40bps since June 22nd meeting

Indexed peer stock price performance since June 16[2], 2023


+3.8%
(4.4%)
(7.2%)
(8.8%)
(29.8%)
Jun-16
Jun-29
Jul-12
Jul-25
Aug-7
Aug-20
Sep-1

Condor developments

- **Announced 2Q23 results on August 8th**
  - Initial share price reaction of +2.4%
  - Strong FTTH numbers reflect impact of new go-to-market strategy
  - CapEx remains significantly above budget, resulting in a ~$50m increase to Condor Management FY23 guidance
- **Announced sale of WA assets for $73m**
  - Expected to close in the second half of 2024
  - Monetization of non-core assets provides additional capital to manage liquidity / fund fiber build
- **Announced Project Simplify**
  - Cost reduction / operational efficiency strategy expected by Condor Management to generate ~$30m in run-rate savings
  - Discussed liquidity constraints, underscoring that fiber build timeline will be a function of available liquidity
- **Disclosed that take-private proposal is still under consideration**

Condor stock price performance since June 16[2], 2023


$3.70
$3.84
Since June 16th, 2023
High $4.19
Low $3.12
July 9th: WSJ first reports lead cable story
August 8th: Announces Q2 earnings
Jun-16
Jun-29
Jul-12
Jul-25
Aug-7
Aug-20
Sep-1
Condor
AT&T
Frontier
Lumen
Verizon

Sources: FactSet (as of September 1, 2023), Condor Management, Condor filings, company press releases, news articles

Notes:

1. Fiber securitization raised $1.6bn of new capital with additional access to a $0.5bn variable funding note facility through a delayed draw feature
2. Represents last trading date presented to the Special Committee

5

Review of updated Standalone LRP 2 6

PRELIMINARY DRAFT Standalone Long-Range Plan – Aug. ‘23 revisions In August 2023, Condor Management updated the June 2023 Standalone LRP to reflect recent developments to Condor. The following revisions were made by Condor1 : ◼ Updated remainder of 2023 for Condor Management’s latest “6+6 forecast” □ Actual financials for January – June 2023 and latest balance sheet □ Condor Management’s latest view for Q3 and Q4 2023 ◼ Adjusted projected operating costs to reflect Project Simplify □ No impact to 2023 □ Forecasted to generate annualized cost savings of ~$30 million per year in network operation expenses starting in 2024E; initiative commenced in the second half of 2023 □ Modeled impact of ~$15 - 20m to reflect incremental cost savings above cost efficiencies previously assumed in Standalone LRP ◼ Adjusted for impact of Washington asset divestiture □ Cash proceeds for sale of assets ($73m of gross proceeds; net proceeds of ~$65m) □ Expected to close in Q3 2024 □ Revenues and corresponding direct costs removed from model starting in Q3 2024 Despite these revisions, the Standalone LRP continues to reflects a build-out cadence that allows Condor to remain within its current liquidity constraints with minimal cushion over the next few years (now reaching a low point in liquidity of $20m in 2025) ◼ Given limited liquidity, minor fluctuations to the Standalone LRP would result in liquidity issues unless the fiber build-out is slowed further, subscriber growth is pursued less aggressively or paused, and / or new outside capital is injected (which may have a dilutive impact to current shareholders) Condor Management also made these revisions to the Illustrative Buyer Plan (No Pre-Closing Capital) ◼ This plan, prepared for the purposes of evaluating a potential buyer’s ability to pay and utilized by Rothschild & Co for certain non-core analyses, assumes a build rate in line with the Standalone LRP through an illustrative transaction close date of 12/31/24, and assumed reacceleration of the build (requiring additional capital) post-close 1 2 3 2 Review of updated Standalone LRP Source: Condor Standalone Long-Range Plan per Condor Management and approved by the Special Committee (“Standalone LRP”) Note: 1. Standalone LRP also updated to reflect latest interest rate expectations 7

PRELIMINARY DRAFT

2 Review of updated Standalone LRP

August 2023 vs. June 2023 Standalone LRP

$m

June 2023
August 2023

Revenue


1,119 1,115
1,145 1,128
1,209 1,185
1,284 1,264
1,333 1,316
1,396 1,382
1,456 1,443
1,517 1,505
1,557 1,547
2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E

Adj. EBITDA


321 327
362 360
434 436
527 526
599 601
652 657
694 699
746 751
772 781
2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E

CapEx


460 495
356 359
284 285
274 274
319 319
318 318
336 334
231 231
221 220
2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E

Levered free cash flow


(376) (409)
(201) (205)
(48) (71)
11 23
68 71
16 17
40 43
190 184
234 237
2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E

Source: Standalone LRP

8

PRELIMINARY DRAFT Summary of Standalone LRP 2 Review of updated Standalone LRP Notes: Financials as presented include WA results until transaction close in 2024 1. Enterprise revenue includes other commercial revenue (non-recurring and other services including business systems, joint pole & special projects, commercial video services and other services) 2. Carrier revenue includes other carrier revenue (non-recurring and other services including business systems, joint pole & special projects, commercial video services and other services) 3. Other revenue includes other subsidy revenue (excluding CAF), CAF / RDOF subsidy revenue, special access revenue, network / switched access revenue, USF revenue and other products / services rev. 4. Adj. EBITDA excludes cost of stock-based compensation (“SBC”) 5. Unlevered free cash flow per Standalone LRP; calculated as EBIT – taxes + tax depreciation – CapEx + / - change in NWC + net proceeds from asset divestitures; does not consider generated nor utilized NOLs; negative EBIT results in $0 tax paid; contemplating H2-2023 unlevered free cash flow for purposes of valuation 6. Defined as respective metric ÷ Adj. EBITDA Sources: Standalone LRP, pro forma historical periods (2020-2022) provided by Condor Management (normalized to exclude divestures of Ohio and Kansas City operations and wireless partnerships) 9 6

PRELIMINARY DRAFT Summary of Standalone LRP (cont’d) 2 Review of updated Standalone LRP Select cash flow and leverage metrics Source: Standalone LRP Notes: Financials as presented include WA results until transaction close in 2024 1. Adj. EBITDA excludes cost of SBC 2. Defined as respective metric ÷ Adj. EBITDA 3. Levered free cash flow per Standalone LRP; calculated as Adj. EBITDA – cash taxes (net of NOLs) – CapEx + / - change in NWC – cash interest – finance lease payments – pension / OPEB contributions – one-time items; does not reflect movements in revolver or net proceeds from asset divestitures 4. Leverage defined as net debt ÷ Adj. EBITDA; does not contemplate additional potential add-backs allowed by debt covenants 5. Net debt excludes deferred debt issuance costs 6. Total liquidity based on cash on hand and revolver availability 10

Updated valuation perspectives 3 11

PRELIMINARY DRAFT

3 Updated valuation perspectives

Preliminary assessment of valuation methodologies

April 12th closing price: $2.76 | Seagull proposal: $4.00 | Seagull verbal indication: $4.20

		Methodology	Per-share value ($ actual)[1,2]	Implied EV ($bn)[2]	Assumptions
Core methodologies	Selected public company analysis	EV / 2024E Revenue[3]	n.m. – 4.75	$2.5 – 3.1[4]	EV / 2024E Revenue: 2.25x – 2.75x
Core methodologies	Selected public company analysis	EV / 2024E Adj. EBITDA[3]	n.m. – 3.92 (7.1x multiple implies $0 of equity value; Current trading implies 8.4x '24E EBITDA)	$1.9 – 2.5[4]	EV / 2024E Adj. EBITDA multiple: 5.5x – 7.0x
Core methodologies	Selected public company analysis	EV / 2025E Adj. EBITDA	n.m. – 4.50	$2.4 – 3.0[4]	EV / 2025E Adj. EBITDA multiple: 5.5x – 7.0x
Core methodologies	Selected precedent transactions	EV / LTM Q2'23 Adj. EBITDA[3]	n.m. – 4.00	$1.9 – 3.0[4]	EV / LTM Adj. EBITDA: 6.0x – 9.4x
Core methodologies	Illustrative discounted cash flow analysis		3.25 – 9.75; Incl. NOL value[5]: 2.50 – 10.50	$2.9 – 3.7	PGR: 1.5 – 2.5%; WACC: 9.5 – 10.5%; Valuation date as of 6/30/2023
Other references	Premia paid analysis	All-cash going private transactions	3.75 – 5.00	$3.0 – 3.1[4]	35 – 80% (25th and 75th percentile, respectively) premia to April 12, 2023 closing price of $2.76
Other references	Premia paid analysis	All-cash acquisitions	3.25 – 4.25	$2.9 – 3.0[4]	21 – 53% (25th and 75th percentile, respectively) premia to April 12, 2023 closing price of $2.76
Other references	Other metrics	52-week high / low	2.15 – 5.97	$2.8 – 3.2[4]	52-week trading high and low closing prices as of September 1, 2023
Other references	Other metrics	Analyst target prices *Unaffected*	2.50 – 4.50	$2.8 – 3.0[4]	Represents low and high of analyst target prices as of April 12, 2023[6]
Other references	Other metrics	Analyst target prices *Current*	3.75 – 4.00	$3.0 – 3.0[4]	Represents low and high of analyst target prices as of September 1, 2023[6]
Other references	Other metrics	Analyst target prices *Intrinsic*	3.94 – 4.72	$3.0 – 3.1[4]	Represents low and high of analyst DCF-based valuations as of September 1, 2023[6]

Sources: Standalone LRP, company filings, FactSet (as of September 1, 2023), Bloomberg (as of September 1, 2023), US Fed, Kroll Cost of Capital Guide

Notes:
1. Rounded to neared $0.25 except for 52-week high / low and analyst target prices
2. Per Condor Management, assumes 118.7m fully diluted shares outstanding, net debt of $1.99bn, net, tax-effected PBO and OPEB of $94.5m, NCI of $8.0m, Investments of $9.1m and preferred equity valued at liquidation preference of $498.3m
3. Financials through 2024E adjusted for pro forma impact of WA divestiture per Condor Management
4. NPV of WA proceeds and interim cash flows treated as cash-like item for purposes of EV bridge ($68m; see p. 22)
5. NOL schedule based on Standalone LRP
6. Current analyst target prices based, in part, on take-out price; intrinsic represents DCF-based analysis; Selection excludes SADIF Investment Analytics

12

PRELIMINARY DRAFT Enterprise value ($m) Implied terminal multiple at PGR of at PGR of WACC 1.50% 1.75% 2.00% 2.25% 2.50% 1.50% 1.75% 2.00% 2.25% 2.50% 9.50% $3,354 $3,440 $3,533 $3,631 $3,737 6.6x 6.8x 7.1x 7.3x 7.6x 9.75% 3,223 3,303 3,388 3,479 3,576 6.4x 6.6x 6.8x 7.1x 7.3x 10.00% 3,100 3,174 3,253 3,337 3,426 6.2x 6.4x 6.6x 6.8x 7.1x 10.25% 2,985 3,053 3,126 3,204 3,286 6.0x 6.2x 6.4x 6.6x 6.9x 10.50% 2,876 2,940 3,007 3,079 3,155 5.9x 6.0x 6.2x 6.4x 6.6x Implied share price Implied share price (incl. NOLs) at PGR of at PGR of WACC 1.50% 1.75% 2.00% 2.25% 2.50% 1.50% 1.75% 2.00% 2.25% 2.50% 9.50% $6.51 $7.24 $8.02 $8.85 $9.74 $7.18 $7.91 $8.69 $9.52 $10.41 9.75% 5.41 6.08 6.80 7.57 8.38 6.07 6.75 7.46 8.23 9.05 10.00% 4.37 5.00 5.66 6.37 7.12 5.03 5.66 6.32 7.03 7.78 10.25% 3.40 3.98 4.60 5.25 5.94 4.05 4.63 5.25 5.90 6.60 10.50% 2.49 3.02 3.59 4.20 4.84 3.13 3.67 4.24 4.85 5.49 Illustrative discounted cash flow analysis 13 3 Updated valuation perspectives 3 Sensitized valuation range1,2 4 4,5 Terminal value accounts for approximately 71 – 77% of DCF enterprise value Sources: Standalone LRP, company filings, Bloomberg (as of September 1, 2023), US Fed, Kroll Cost of Capital Guide Notes: 1. Projected unlevered cash flows as per Standalone LRP 2. Terminal period assumptions per Condor Management and approved by the Special Committee; D&A assumed equal to CapEx per Condor Management 3. Valuation date as of June 30, 2023 4. Valuation date as of June 30, 2023 as per Condor Management; Condor Management-provided FDSO of 118.7m as of July 31, 2023 5. Reference NOL valuation on p. 25

PRELIMINARY DRAFT

3 Updated valuation perspectives

DCF sensitivity to varying operating assumptions

Does not contemplate illustrative impacts to liquidity and NOL usage

Item	Base assumption	Sensitivity range	Implied per-share DCF midpoint range[1,2,3]
Residential fiber terminal penetration	Residential fiber cohorts reach 40% penetration by year 6	35% — 40% — 45%	3.73 – 7.30
Residential fiber ARPU growth rate	Existing residential fiber subscriber ARPU grown at 4.0% p.a.; new cohort residential fiber subscriber ARPU grown at 5.0% p.a	0%;1% — 4%; 5% — 5%; 6%	n.m. – 7.48
Cost per home passed	Blended cost per home passed increases from ~$850 in 2024 to ~$1,250 by 2027, dropping to ~$725 thereafter (pre-CWIP / Inventory)	-$200 vs. base — ~$850 – ~1,250; ~$725 — +$200 vs. base	5.07 – 6.08
Enterprise sales growth rate	Enterprise sales decline ~1% in 2023E and grow at a CAGR of ~3.1% from 2024 – 2031E	0% — ~3.1% — 5%	3.04 – 7.50
Non-video COGS % of sales	COGS % of sales decline from ~15.1% in 2023E and stepped down to 12.0% by 2027E; held at 12.0% through 2031E	-100 bps vs. base — ~15.0 – 12.0% — +100 bps vs. base	4.70 – 6.63
Terminal Adj. EBITDA margin	Adj. EBITDA margin reaches ~50.5% by 2031E	45% — ~50.5% — 51%	1.01 – 6.12
Terminal CapEx % of sales	"Steady-state" CapEx estimated at 13% of sales in terminal period	10% — 13% — 15%	4.53 – 7.40

Base DCF (*ex. NOLs*) midpoint: $5.66

Sources: Standalone LRP, company filings, FactSet (as of September 1, 2023), Bloomberg (as of September 1, 2023), US Fed, Kroll Cost of Capital Guide

Notes:
1. Sensitivity analyses vs. Standalone LRP
2. Valuation date as of June 30, 2023 as per Condor Management, Condor Management-provided FDSO of 118.7m as of July 31, 2023
3. Assumes WACC of 10.0% and PGR of 2.0%

14

PRELIMINARY DRAFT Long-term EBITDA margins: additional context DCF highly sensitive to long-term EBITDA margins – projected 50% margin at high end of range based on comparable data 15 3 Updated valuation perspectives 30% 36% 39% 41% 54% 34% 46% 30% 41% 41% 41% 55% 36% 51% 50.5% Med: 40% Med: 41% Illustrative terminal EBITDA margin of 50.0% Illustrative terminal EBITDA margin of 47.5% Illustrative terminal EBITDA margin of 45.0% Condor3 2031E margin Current Cable margins1 Future ILEC margins2 Selected EBITDA margin data points Sensitized per-share DCF valuation ranges4,5 Implied share price at PGR of WACC 1.50% 1.75% 2.00% 2.25% 2.50% 9.50% $3.93 $4.60 $5.31 $6.07 $6.89 9.75% 2.92 3.54 4.19 4.90 5.65 10.00% 1.97 2.54 3.15 3.80 4.49 10.25% 1.08 1.61 2.18 2.77 3.41 10.50% 0.24 0.74 1.26 1.81 2.40 Implied share price at PGR of WACC 1.50% 1.75% 2.00% 2.25% 2.50% 9.50% $6.11 $6.83 $7.60 $8.42 $9.30 9.75% 5.02 5.69 6.40 7.15 7.96 10.00% 4.00 4.62 5.27 5.97 6.71 10.25% 3.04 3.61 4.22 4.86 5.55 10.50% 2.14 2.67 3.23 3.83 4.46 Implied share price at PGR of WACC 1.50% 1.75% 2.00% 2.25% 2.50% 9.50% $1.72 $2.34 $2.99 $3.70 $4.45 9.75% 0.79 1.36 1.97 2.61 3.31 10.00% – 0.45 1.01 1.60 2.24 10.25% – – 0.11 0.66 1.25 10.50% – – – – 0.32 EBITDA margin range: High Low Sources: FactSet (as of September 1, 2023); Wall Street research Notes: 1. Based on range of 2023E EBITDA margin estimates of Wall Street research analysts 2. Based on range of furthest reported period EBITDA margin estimates of Wall Street research analysts; Frontier margin range based on selected data points between 2028 through 2031; Lumen margin range based on selected data points between 2027 through 2030 3. Based on 2031E EBITDA margin of the Standalone LRP 4. Sensitivity analyses vs. Standalone LRP 5. Valuation date as of June 30, 2023 as per Condor Management; Condor Management-provided FDSO of 118.7m as of July 31, 2023

PRELIMINARY DRAFT $2.76 $3.57 $6.45 $9.93 $12.15 $13.08 $0.79 $3.40 $6.59 $8.72 $9.72 n.m. $0.44 $3.32 $5.32 $6.42 – $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 Unaffected Dec-23E Dec-24E Dec-25E Dec-26E Dec-27E 9.0x 8.0x 7.0x Illustrative PV of future share value 16 3 Updated valuation perspectives 13.5% cost of equity PV of Future Share Value1,2,3 NTM EV / Adj. EBITDA: Observed public company multiples Illustrative multiple re-rating Sources: Standalone LRP, company filings, FactSet (as of September 1, 2023), Bloomberg (as of September 1, 2023), US Fed, Kroll Cost of Capital Guide Notes: 1. Illustrative share prices based on fully diluted shares outstanding that includes illustrative shares issued from stock-based compensation at average illustrative future share price 2. 2024E EBITDA adjusted for pro forma impact of WA divestiture per Condor Management; NPV of WA proceeds and interim cash flows treated as cash-like item in 2023E enterprise value to equity value bridge 3. 2024E – 2027E enterprise value to equity value bridge per Standalone LRP

PRELIMINARY DRAFT $2.76 $3.57 $6.45 $9.93 $12.15 $13.08 $0.79 $3.40 $6.59 $8.72 $9.72 n.m. $0.44 $3.32 $5.32 $6.42 – $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 Unaffected Dec-23E Dec-24E Dec-25E Dec-26E Dec-27E 9.0x 8.0x 7.0x Impl. PV of '27E share price at illust. trading multiple of Illust. '28E EBITDA Impl. '28E margin 6.0x 7.0x 8.0x 9.0x 10.0x $500 36% n.m. $1.20 $3.13 $5.75 $8.18 550 40% 0.38 2.84 5.22 8.07 10.75 600 43% 0.88 4.29 7.32 10.40 13.33 657 48% 4.05 6.42 9.72 13.08 16.29 700 51% 5.50 7.93 11.51 15.07 18.49 Illustrative PV of future share value: sensitivity analysis 17 3 Updated valuation perspectives 13.5% cost of equity PV of Future Share Value1,2,3 NTM EV / Adj. EBITDA: Illustratively assumes 2028E EBITDA is reached at the same annual growth cadence as base Standalone LRP; liquidity shortfalls or excess cash flow implied by illustrative EBITDA variances vs. Standalone LRP added as debt or cash, respectively, to enterprise value to equity value bridge Sensitivity: PV of 2027E future share value at varying 2028E EBITDAs Observed public company multiples Illustrative multiple re-rating Sources: Standalone LRP, company filings, FactSet (as of September 1, 2023), Bloomberg (as of September 1, 2023), US Fed, Kroll Cost of Capital Guide Notes: 1. Illustrative share prices based on fully diluted shares outstanding that includes illustrative shares issued from stock-based compensation at average illustrative future share price 2. 2024E EBITDA adjusted for pro forma impact of WA divestiture per Condor Management; NPV of WA proceeds and interim cash flows treated as cash-like item in 2023E enterprise value to equity value bridge 3. 2024E – 2027E enterprise value to equity value bridge per Standalone LRP

PRELIMINARY DRAFT Illustrative Seagull perspective assessment1 Illustrative close date of 12/31/2024; exit at 12/31/28 18 3 Updated valuation perspectives Target Share price at LTM exit multiple of IRR 6.0x 7.0x 8.0x 9.0x 10.0x 15.0% $3.47 $6.88 $10.29 $13.70 $17.11 16.3% 3.24 6.50 9.77 13.04 16.30 17.5% 3.02 6.15 9.28 12.41 15.54 18.8% 2.81 5.81 8.81 11.81 14.81 20.0% 2.61 5.49 8.37 11.24 14.12 Sources and uses $m % of total Rollover of debt $2,292 67% Cash on balance sheet 10 0% Rollover of preferred equity 569 17% Rollover of common equity 157 5% New sponsor equity 375 11% Total sources $3,404 100% Memo: Incremental equity funding during ownership $224 Equity purchase price ($4.00 / share) 475 14% Rollover of gross debt 2,292 67% Rollover of preferred equity 569 17% Transaction & financing fees 18 1% Cash to balance sheet 50 1% Total uses $3,404 100% Sources: Illustrative Buyer Plan (No Pre-Closing Capital), Illustrative R&Co financing extrapolations Notes: 1. Based on Illustrative Buyer Plan (No Pre-Closing Capital) 2. Based on liquidation preference of preferred as of 12/31/2024E 3. Transaction fees include illustrative estimated M&A fees and commitment fee on revolver 4. Illustratively assumes preferred equity remains in place during investment period with a 9% semi-annual PIK coupon; Illustrative proceeds allocable to initial investment calculated as implied accreted liquidation value of preferred equity at exit plus implied proceeds to existing Seagull common equity stake; illustrative proceeds allocable to new Seagull & Blue Jay equity deployed calculated as implied total exit proceeds less proceeds allocated to initial investment Acquisition by Seagull with portable capital structure and no change of control given existing equity stake in business Overview Seagull ability to pay4 Illustrative IRR on Seagull investments4 Represents implied IRR on Seagull’s initial common and preferred equity investments of $350m and $75m in 2020 and 2021, respectively 2 2 Represents return on new Seagull & Blue Jay equity deployed only 3 Implied IRR at entry share price of $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 6.0x 14.4% 12% 8% 5% 2% (0%) (3%) 7.0x 16.9% 27% 22% 18% 15% 12% 9% 8.0x 19.0% 38% 32% 28% 24% 21% 18% 9.0x 20.9% 46% 41% 36% 32% 29% 26% 10.0x 22.7% 54% 48% 43% 39% 35% 32% Exit multiple IRR on initial inv.

PRELIMINARY DRAFT Illustrative Seagull ability to pay: sensitivity analysis1 Illustrative close date of 12/31/2024; exit at 12/31/28 19 3 Updated valuation perspectives Sources: Illustrative Buyer Plan (No Pre-Closing Capital), Illustrative R&Co financing extrapolations Notes: 1. Sensitivity analyses vs. Illustrative Buyer Plan (No Pre-Closing Capital) 2. All-in IRR denotes blended IRR across illustrative 2024E equity contribution plus Seagull’s initial common and preferred equity investments of $350m and $75m in 2020 and 2021, respectively 3. Illustratively assumes preferred equity remains in place during investment period with a 9% semi-annual PIK coupon Seagull ability to pay sensitivity: 2028E EBITDA vs. exit multiple at varying all-in target IRRs2,3 15.0% IRR 17.5% IRR 20.0% IRR Share price at Illustrative exit multiple of Share price at Illustrative exit multiple of Share price at Illustrative exit multiple of 6.0x 7.0x 8.0x 9.0x 10.0x 6.0x 7.0x 8.0x 9.0x 10.0x 6.0x 7.0x 8.0x 9.0x 10.0x $550 37.3% n.m. n.m. $0.56 $4.47 $8.39 n.m. n.m. n.m. $2.22 $5.81 n.m. n.m. n.m. $0.05 $3.35 600 40.6% n.m. 0.15 4.42 8.69 12.96 n.m. n.m. 2.20 6.12 10.04 n.m. n.m. 0.06 3.67 7.27 650 44.0% n.m. 3.55 8.17 12.80 17.43 n.m. 1.42 5.67 9.91 14.16 n.m. n.m. 3.27 7.17 11.07 700 47.4% 1.93 6.91 11.89 16.88 21.86 n.m. 4.53 9.10 13.67 18.24 n.m. 2.24 6.44 10.65 14.85 719 48.7% 3.10 8.22 13.34 18.46 23.58 1.03 5.73 10.43 15.13 19.83 n.m. 3.35 7.67 11.99 16.31 750 50.8% 4.93 10.27 15.61 20.94 26.28 2.72 7.62 12.52 17.42 22.32 0.60 5.10 9.60 14.10 18.61 Illustrative 2028E Adj. EBITDA Implied 2028E margin Represents 2028E EBITDA per Illustrative Buyer Plan (No Pre-Closing Capital)

PRELIMINARY DRAFT Analysis at various prices Seagull verbal indication implies 9.6x, 8.5x and 6.9x 23E, 24E and 25E Adj. EBITDA, respectively 20 3 Updated valuation perspectives Illustrative share price $2.76 $3.84 $4.00 $4.20 $4.50 $5.00 $5.50 $6.00 $6.50 $7.00 $7.50 Implied premia to: Unaffected (Apr. 12, 2023) $2.76 – 39.1% 44.9% 52.2% 63.0% 81.2% 99.3% 117.4% 135.5% 153.6% 171.7% Current (Sep. 1, 2023) $3.84 (28.1%) – 4.2% 9.4% 17.2% 30.2% 43.2% 56.3% 69.3% 82.3% 95.3% 1-month VWAP $2.49 10.9% 54.2% 60.7% 68.7% 80.8% 100.8% 120.9% 141.0% 161.1% 181.2% 201.3% 2-month VWAP $2.86 (3.5%) 34.2% 39.8% 46.8% 57.3% 74.8% 92.3% 109.7% 127.2% 144.7% 162.2% 3-month VWAP $3.07 (10.1%) 25.1% 30.3% 36.8% 46.6% 62.8% 79.1% 95.4% 111.7% 128.0% 144.3% 6-month VWAP $3.54 (22.1%) 8.4% 12.9% 18.5% 27.0% 41.1% 55.2% 69.3% 83.4% 97.5% 111.6% 52-week high (Sep. 12, 2022) $5.97 (53.8%) (35.7%) (33.0%) (29.6%) (24.6%) (16.2%) (7.9%) 0.5% 8.9% 17.3% 25.6% 52-week low (Mar. 24, 2023) $2.15 28.4% 78.6% 86.0% 95.3% 109.3% 132.6% 155.8% 179.1% 202.3% 225.6% 248.8% (×) Fully diluted shares outstanding 118.7 118.7 118.7 118.7 118.7 118.7 118.7 118.7 118.7 118.7 118.7 Implied equity value $328 $456 $475 $498 $534 $593 $653 $712 $771 $831 $890 (+) Net debt 1,989 1,989 1,989 1,989 1,989 1,989 1,989 1,989 1,989 1,989 1,989 (-) NPV of WA assets (68) (68) (68) (68) (68) (68) (68) (68) (68) (68) (68) (+) Preferred stock (at liquidation pref.) 498 498 498 498 498 498 498 498 498 498 498 (+) Other adjustments 93 93 93 93 93 93 93 93 93 93 93 Implied enterprise value $2,841 $2,969 $2,988 $3,012 $3,047 $3,107 $3,166 $3,225 $3,285 $3,344 $3,403 Memo: implied EV premium – 4.5% 5.2% 6.0% 7.3% 9.4% 11.4% 13.5% 15.6% 17.7% 19.8% Implied multiples EV / Revenue 2022PF $1,124 2.53x 2.64x 2.66x 2.68x 2.71x 2.76x 2.82x 2.87x 2.92x 2.97x 3.03x LTM Jun-23PF 1,104 2.57 2.69 2.71 2.73 2.76 2.81 2.87 2.92 2.97 3.03 3.08 2023E (pro forma) 1,095 2.59 2.71 2.73 2.75 2.78 2.84 2.89 2.94 3.00 3.05 3.11 2024E (pro forma) 1,119 2.54 2.65 2.67 2.69 2.72 2.78 2.83 2.88 2.94 2.99 3.04 2025E 1,185 2.40 2.50 2.52 2.54 2.57 2.62 2.67 2.72 2.77 2.82 2.87 EV / Adj. EBITDA 2022PF $354 8.0x 8.4x 8.4x 8.5x 8.6x 8.8x 8.9x 9.1x 9.3x 9.4x 9.6x LTM Jun-23PF 319 8.9 9.3 9.4 9.4 9.6 9.7 9.9 10.1 10.3 10.5 10.7 2023E (pro forma) 313 9.1 9.5 9.5 9.6 9.7 9.9 10.1 10.3 10.5 10.7 10.9 2024E (pro forma) 354 8.0 8.4 8.4 8.5 8.6 8.8 8.9 9.1 9.3 9.5 9.6 2025E 436 6.5 6.8 6.9 6.9 7.0 7.1 7.3 7.4 7.5 7.7 7.8 Sources: Company filings, FactSet (as of September 1, 2023 and April 12, 2023), Standalone LRP Notes: 1. Calendar day VWAPs; as of April 12, 2023 2. Valuation date as of June 30, 2023 as per Condor Management, Condor Management-provided FDSO of 118.7m as of July 31, 2023 3. NPV of WA proceeds and interim cash flows treated as cash-like item; 2022 – 2024 financials adjusted for pro forma impact of WA divestiture per Condor Management 4. Other adjustments include net, tax-effected PBO and OPEB, NCI and Investments (net tax-effected PBO and OPEB provided per Condor Management, NCI and Investments sourced from Company filings) 5. Projected metrics per Standalone LRP; historical metrics per Condor Management on like-for-like basis to Standalone LRP pro forma for divestures of Ohio and Kansas City operations and wireless partnerships Unaffected Seagull Current proposal 2 3 5 2 1 1 1 1 4 3 3 3 3 3 3 3 3 Verbal indication

Appendix Appendix A 21

PRELIMINARY DRAFT Washington NPV and pro forma impact analysis Illustrative transaction close date of 6/30/2024 22 A Appendix Sources: Condor Management, company filings, Bloomberg (as of September 1, 2023), US Fed, Kroll Cost of Capital Guide Notes: 1. Historical results based on actual results; projected earnings and cash flows as approved by Condor Management 2. Assumes no cash taxes paid related to earnings and cash proceeds $m, fiscal quarter ending Mar-22A Jun-22A Sep-22A Dec-22A Mar-23A Jun-23A Sep-23E Dec-23E Mar-24E Jun-24E Sale Sales $5.2 $5.3 $5.2 $5.1 $5.0 $5.1 $5.0 $5.0 $4.8 $4.6 Adj. EBITDA $3.6 $3.7 $3.7 $3.6 $3.5 $3.5 $3.4 $3.4 $3.2 $3.0 (-) Capital expenditures (1.0) (0.9) (1.0) (1.0) (+) Net proceeds from divestiture 65.0 Unlevered free cash flow $2.4 $2.4 $2.2 $2.0 $65.0 NPV of WA assets at 10.0% WACC 68 Historical and projected Washington cash flows1,2

PRELIMINARY DRAFT

Appendix

Selected public company analysis: valuation benchmarking

					EV / Sales			EV / EBITDA		
$m, unless noted	Share price ($)[1]	%52w high[2]	Market cap	Enterprise value	2023E	2024E	2025E	2023E	2024E	2025E
Condor (Standalone LRP)[3,4,5]	**$2.76**	**33%**	**$328**	**$2,841**	**2.59x**	**2.54x**	**2.40x**	**9.1x**	**8.0x**	**6.5x**
Condor (Consensus)[3,4,6]	**$2.76**	**33%**	**$328**	**$2,841**	**2.57x**	**2.55x**	**2.47x**	**9.2x**	**8.4x**	**7.8x**
ILEC										
Lumen[6]	$1.58	16%	$1,636	$22,655	1.55x	1.62x	1.64x	4.8x	5.0x	5.0x
Frontier	$16.31	53%	4,123	13,537	2.35x	2.33x	2.26x	6.5x	6.3x	5.8x
Mean / median					**1.95x**	**1.98x**	**1.95x**	**5.6x**	**5.6x**	**5.4x**
Rural cable										
Cable One	$628.02	56%	$3,589	$6,026	3.57x	3.58x	3.52x	6.5x	6.4x	6.3x
Shentel	$22.55	98%	1,159	1,232	4.31x	3.90x	3.52x	14.4x	13.2x	8.9x
Mean / median					**3.94x**	**3.74x**	**3.52x**	**10.5x**	**9.8x**	**7.6x**
Cable										
Charter	$422.32	94%	$72,044	$168,171	3.06x	2.99x	2.94x	7.6x	7.3x	7.1x
Altice	$3.06	29%	1,467	26,428	2.87x	2.93x	2.99x	7.4x	7.4x	7.4x
WOW	$8.01	42%	676	1,530	2.20x	2.18x	2.16x	5.3x	5.0x	4.5x
Mean					**2.71x**	**2.70x**	**2.70x**	**6.8x**	**6.6x**	**6.3x**
Median					**2.87x**	**2.93x**	**2.94x**	**7.4x**	**7.3x**	**7.1x**
Broadband										
ATN International	$36.12	73%	$577	$1,109	1.46x	1.41x	1.36x	6.0x	5.5x	5.1x
Overall peer mean					**2.67x**	**2.62x**	**2.55x**	**7.3x**	**7.0x**	**6.2x**
Overall peer median					**2.61x**	**2.63x**	**2.60x**	**6.5x**	**6.3x**	**6.0x**

Sources: company filings, FactSet (as of September 1, 2023 and April 12, 2023), Standalone LRP

Notes:

1. Condor share price as of April 12, 2023; all other companies as of September 1, 2023
2. Condor 52-week high as of April 12, 2023; all other companies as of September 1, 2023
3. Valuation date as of June 30, 2023 as per Condor Management; Condor Management-provided FDSO of 118.7m as of July 31, 2023
4. NPV of WA proceeds and interim cash flows treated as cash-like item ($68m; see p. 22)
5. Metrics based on Standalone LRP; 2023 – 2024 financials adjusted for pro forma impact of WA divestiture per Condor Management
6. Metrics based on median consensus estimates
7. Lumen capitalization pro forma for divestiture of EMEA Business

23

PRELIMINARY DRAFT Illustrative discounted cash flow analysis 24 A Appendix Projected cash flows1 $m H2-2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E Total revenue $564 $1,128 $1,185 $1,264 $1,316 $1,382 $1,443 $1,505 $1,547 $1,547 % growth n.m. 5.1% 6.6% 4.1% 5.0% 4.5% 4.3% 2.8% Adj. EBITDA 175 360 436 526 601 657 699 751 781 781 % margin 30.9% 31.9% 36.8% 41.6% 45.7% 47.6% 48.4% 49.9% 50.5% (-) One-time items -- (15) (13) (15) (15) (15) (15) (15) (15) (15) (-) D&A (241) (328) (241) (206) (187) (227) (265) (283) (276) (201) (+) Gain on asset divestitures -- 60 -- -- -- -- -- -- -- -- EBIT (66) 77 181 305 399 415 419 453 489 564 (-) Tax at 26% marginal rate -- (20) (47) (79) (104) (108) (109) (118) (127) (147) NOPAT (66) 57 134 226 296 307 310 335 362 418 (+) D&A 241 328 241 206 187 227 265 283 276 201 (-) CapEx (186) (359) (285) (274) (319) (318) (334) (231) (220) (201) (+) Untaxed proceeds from asset divestitures -- 5 -- -- -- -- -- -- -- -- (-) Stock-based compensation (5) (10) (10) (10) (10) (10) (10) (10) (10) (10) (+/-) Source / (use) of NWC (85) 7 (2) (6) 4 11 (4) (15) (3) (3) Unlevered FCF ($101) $28 $79 $142 $157 $217 $227 $361 $405 $405 Terminal period Enterprise value ($m) PV of terminal value as % of EV Implied share price Implied terminal multiple at PGR of at PGR of at PGR of at PGR of WACC 1.50% 1.75% 2.00% 2.25% 2.50% 1.50% 1.75% 2.00% 2.25% 2.50% 1.50% 1.75% 2.00% 2.25% 2.50% 1.50% 1.75% 2.00% 2.25% 2.50% 9.50% $3,354 $3,440 $3,533 $3,631 $3,737 74% 75% 75% 76% 77% $6.51 $7.24 $8.02 $8.85 $9.74 6.6x 6.8x 7.1x 7.3x 7.6x 9.75% 3,223 3,303 3,388 3,479 3,576 73% 74% 75% 75% 76% 5.41 6.08 6.80 7.57 8.38 6.4x 6.6x 6.8x 7.1x 7.3x 10.00% 3,100 3,174 3,253 3,337 3,426 73% 73% 74% 75% 75% 4.37 5.00 5.66 6.37 7.12 6.2x 6.4x 6.6x 6.8x 7.1x 10.25% 2,985 3,053 3,126 3,204 3,286 72% 73% 73% 74% 75% 3.40 3.98 4.60 5.25 5.94 6.0x 6.2x 6.4x 6.6x 6.9x 10.50% 2,876 2,940 3,007 3,079 3,155 71% 72% 73% 73% 74% 2.49 3.02 3.59 4.20 4.84 5.9x 6.0x 6.2x 6.4x 6.6x Sources: Standalone LRP, company filings, Bloomberg (as of September 1, 2023), US Fed, Kroll Cost of Capital Guide Notes: 1. Projected unlevered cash flows per Standalone LRP 2. Terminal period assumptions per Condor Management and approved by the Special Committee; D&A assumed equal to CapEx per Condor Management 3. Per Condor Management, one-time items are tax deductible; stock-based compensation not tax deductible 2 6 7 4. 26% tax rate as per Condor Management 5. 50% of full year 2023E D&A per Condor Management and approved by the Special Committee 6. Valuation date as of June 30, 2023 7. Valuation date as of June 30, 2023 as per Condor Management, Condor Management-provided FDSO of 118.7m as of July 31, 2023 5 4 3 6 3

PRELIMINARY DRAFT Illustrative NOL valuation analysis 25 A Appendix $m H2-2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E Memo: Taxable income $52 $114 $196 $266 $278 $280 $304 $329 Restricted federal NOLs utilized 52 89 -- -- -- -- -- -- Unrestricted federal NOLs utilized -- 20 157 171 -- -- -- -- Total federal NOLs used 52 109 157 171 -- -- -- -- (x) Tax rate 21% 21% 21% 21% 21% 21% 21% 21% FV of federal NOL benefit 11 23 33 36 -- -- -- -- Projected NOL utilization1,2 3 4 6 1. Projected federal NOL generation and utilization per Standalone LRP 2. Valuation date as of June 30, 2023 3. Restricted federal NOLs generated prior to 2018 4. Unrestricted federal NOLs generated during or after 2018; subject to 80% of taxable income limitation Sources: Standalone LRP, company filings, Bloomberg (as of September 1, 2023), US Fed, Kroll Cost of Capital Guide Notes: 5. 21% federal tax rate as per Condor Management 6. Valuation date as of June 30, 2023 as per Condor Management, Condor Management-provided FDSO of 118.7m as of July 31, 2023 5 Discount Cumulative Incr. value rate PV per share 9.50% $79.0 $0.67 9.75% 78.5 0.66 10.00% 78.0 0.66 10.25% 77.5 0.65 10.50% 77.0 0.65

PRELIMINARY DRAFT

A Appendix

Weighted average cost of capital (WACC)

Implied WACC

Gross debt / cap	Gross debt / equity	Pre-tax cost of debt	Implied levered beta at unlevered beta of[3]			Implied cost of equity at unlevered beta of			Implied WACC at unlevered beta of		
			0.40	0.52	0.60	0.40	0.52	0.60	0.40	0.52	0.60
25.0%	33.3%	9.9%	0.50	0.65	0.75	10.0%	11.0%	11.7%	9.3%	10.1%	10.6%
35.0%	53.8%	9.9%	0.56	0.73	0.84	10.4%	11.6%	12.3%	9.3%	10.1%	10.6%
51.4%[1]	105.6%	9.9%	0.71	0.93	1.07	11.4%	12.9%	13.9%	9.3%	10.1%	10.5%
55.0%	122.2%	9.9%	0.76	1.00	1.14	11.8%	13.4%	14.4%	9.3%	10.1%	10.5%
65.0%	185.7%	9.9%	0.95	1.24	1.42	13.1%	15.0%	16.3%	9.4%	10.0%	10.5%

Cost of equity	
Risk-free rate[4]	4.5%
Levered beta	0.93
Equity risk premium[5]	6.8%
Size premium[6]	2.2%
Cost of equity	**12.9%**

Cost of debt	
Cost of debt (pre-tax)[7]	9.9%
Tax shield[8]	(2.6%)
Cost of debt (post-tax)	**7.4%**

Based on CAPM analysis and historical trading yields, **estimated WACC range for Condor is 9.5 - 10.5%**

Selected public company beta analysis

Peer	Market cap ($m)	Debt ($m)	Pref. eq. ($m)	Debt / equity	Debt / cap	Tax rate (%)	Beta: Levered[2]	Beta: Unlevered[3]	Beta: Re-levered
Frontier	$4,123	$11,424	–	277%	73%	25%	1.13	0.37	0.66
Cable One	3,589	3,790	–	106%	51%	25%	1.02	0.57	1.02
Shentel	1,159	127	–	11%	10%	25%	0.97	0.90	1.61
WOW	676	877	–	130%	56%	25%	1.03	0.52	0.94
ATN International	577	539	–	94%	48%	25%	0.70	0.41	0.73
75th percentile					**56%**		**1.03**	**0.57**	
Mean					**48%**		**0.97**	**0.55**	
Median					**51%**		**1.02**	**0.52**	
25th percentile					**48%**		**0.97**	**0.41**	
Condor[9]	**$328**	**$2,192**	**$498**	**821%[10]**	**89%[10]**	**26%[8]**	**1.06**	**0.15**	**0.27**

Sources: company filings, FactSet (as of September 1, 2023 and April 12, 2023), Bloomberg (as of September 1, 2023 and April 12, 2023), US Federal Reserve, Kroll Cost of Capital Guide, Pitchbook LCD Research

Notes:

1. Based on median gross debt to capital ratio of peer references
2. Based on peer median 2-year adjusted historical beta (weekly periodicity, regressed against S&P 500) per Bloomberg (as of September 1, 2023)
3. Unlevered beta = Bloomberg adjusted beta ÷ (1+ (1 – marginal tax rate) × D/E)
4. Based on current yield on 20-year US Treasury (as of September 1, 2023)
5. Based on the average of Kroll's Supply-side ERP methodology (6.4%) and Historical ERP methodology (7.2%) per Kroll's Cost of Capital Guide (as of December 31, 2022)
6. Based on Kroll's size premia analysis per Kroll's Cost of Capital Guide (9th decile, as of December 31, 2022)
7. Average of Single-B new-issue first-lien yield to maturity (Pitchbook LCD Research) and Single-B US High Yield Index Semi-Annual Yield to Worst (FRED)
8. 26% tax rate as per Condor Management
9. Condor beta and share price as of April 12, 2023; Valuation date as of June 30, 2023 as per Condor Management; Condor Management-provided FDSO of 118.7m as of July 31, 2023
10. Illustratively includes preferred equity as debt-like item

26

PRELIMINARY DRAFT Analyst price targets 27 A Appendix $4.50 $2.50 $4.00 $4.00 $3.75 $4.00 Analyst sentiment over time1 Analyst price targets2 Number of broker recommendations 4 4 4 4 4 Target price as of Unaffected date Current price target Average target price over time1 $ actual Sep-21 Mar-22 Sep-22 Mar-23 Sep-23 Average target price $8.00 $5.50 $6.17 $3.67 $3.92 % Premium (12.9%) (6.8%) 48.2% 52.1% 2.0% Memo: $3.94 based on DCF Memo: Scenario weighted; 75% based on $4.00 Seagull proposal and 25% based on average of $4.72 DCF valuation and $1.58 2023 EV / OIBDA valuation (9.5x) Memo: $4.00 based on DCF – $2.00 $4.00 $6.00 $8.00 $10.00 - 20% 40% 60% 80% 100% Sep-21 Mar-22 Sep-22 Mar-23 Sep-23 % of ratings Buy Hold Sell Share price Target price Sources: FactSet (as of September 1, 2023), Bloomberg (as of September 1, 2023) Notes: 1. Target prices based on 100-day FactSet consensus window 2. Selection excludes SADIF Investment Analytics

PRELIMINARY DRAFT

A Appendix

Summary of Illustrative Buyer Plan (No Pre-Closing Capital)

$m, unless noted	2020PF	2021PF	2022PF	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	CAGR (23-27)	CAGR (27-31)
Residential fiber				$127	$199	$297	$418	$519	$614	$668	$706	$732	42%	9%
Resi copper, video, voice				324	290	261	240	214	197	180	165	151	(10%)	(8%)
SMB				91	87	85	86	89	91	94	96	98	(1%)	2%
Enterprise[1]				295	293	296	306	319	332	343	354	364	2%	3%
Carrier[2]				146	136	139	141	143	144	146	147	149	(0%)	1%
Other[3]				133	123	114	108	103	98	94	90	86	(6%)	(4%)
Revenue	**$1,238**	**$1,222**	**$1,145**	**$1,115**	**$1,128**	**$1,193**	**$1,300**	**$1,388**	**$1,476**	**$1,524**	**$1,558**	**$1,580**	**6%**	**3%**
% growth	*n.a.*	*(1%)*	*(6%)*	*(3%)*	*1%*	*6%*	*9%*	*7%*	*6%*	*3%*	*2%*	*1%*		
Gross profit	**$1,090**	**$1,066**	**$997**	**$880**	**$904**	**$984**	**$1,090**	**$1,184**	**$1,263**	**$1,305**	**$1,334**	**$1,354**	**8%**	**3%**
% margin	*88%*	*87%*	*87%*	*79%*	*80%*	*83%*	*84%*	*85%*	*86%*	*86%*	*86%*	*86%*		
Adj. EBITDA[4]	**$462**	**$442**	**$369**	**$327**	**$360**	**$423**	**$534**	**$635**	**$719**	**$750**	**$772**	**$783**	**18%**	**5%**
% margin	*37%*	*36%*	*32%*	*29%*	*32%*	*35%*	*41%*	*46%*	*49%*	*49%*	*50%*	*50%*		
Unlevered free cash flow[5]					**$23**	**($35)**	**$40**	**$160**	**$342**	**$378**	**$402**	**$419**	**n.a.**	**27%**
% margin					*2%*	*(3%)*	*3%*	*12%*	*23%*	*25%*	*26%*	*26%*		
Memo:														
CapEx				($495)	($370)	($409)	($394)	($340)	($230)	($221)	($214)	($205)	(9%)	(12%)
CapEx % of revenue				*44%*	*33%*	*34%*	*30%*	*25%*	*16%*	*14%*	*14%*	*13%*		
Change in working capital				(17)	11	5	(7)	(7)	(6)	(3)	(2)	(2)	(19%)	(32%)
EBITDA - CapEx				($168)	($10)	$14	$140	$295	$490	$529	$558	$578	n.a.	18%
% conversion				*(51%)*	*(3%)*	*3%*	*26%*	*46%*	*68%*	*71%*	*72%*	*74%*		
Cost / passing (pre-CWIP & inventory)				$639	$849	$942	$830	$952	n.a.	n.a.	n.a.	n.a.	10%	n.a.

Sources: Illustrative Buyer Plan (No Pre-Closing Capital), pro forma historical periods (2020-2022) provided by Condor Management (normalized to exclude divestures of Ohio and Kansas City operations and wireless partnerships)

Notes: Financials as presented include WA results until transaction close in 2024

1. Enterprise revenue includes other commercial revenue (non-recurring and other services including business systems, joint pole & special projects, commercial video services and other services)
2. Carrier revenue includes other carrier revenue (non-recurring and other services including business systems, joint pole & special projects, commercial video services and other services)
3. Other revenue includes other subsidy revenue (excluding CAF), CAF / RDOF subsidy revenue, special access revenue, network / switched access revenue, USF revenue and other products / services rev.
4. Adj. EBITDA excludes cost of stock-based compensation ("SBC")
5. Unlevered free cash flow per Standalone LRP; calculated as EBIT – taxes + tax depreciation – CapEx + / - change in NWC + net proceeds from asset divestitures; does not consider generated nor utilized NOLs; negative EBIT results in $0 tax paid; contemplating H2-2023 unlevered free cash flow for purposes of valuation

28

PRELIMINARY DRAFT

A Appendix

Summary of Illustrative Buyer Plan (No Pre-Closing Capital) (cont'd)

Select cash flow and leverage metrics

$m	2023E	2024E	2025E	2026E	2027E	CAGR (23-27)
Adj. EBITDA[1]	**$327**	**$360**	**$423**	**$534**	**$635**	**18%**
% margin	*29%*	*32%*	*35%*	*41%*	*46%*	
Build	(177)	(77)	(148)	(149)	(112)	(11%)
Success-based	(190)	(184)	(182)	(172)	(159)	(4%)
Maintenance capex	(128)	(109)	(79)	(73)	(69)	(14%)
CapEx	**($495)**	**($370)**	**($409)**	**($394)**	**($340)**	**(9%)**
CapEx % of sales	*44%*	*33%*	*34%*	*30%*	*25%*	
Adj. EBITDA[1] - CapEx	**($168)**	**($10)**	**$14**	**$140**	**$295**	**n.a.**
% conversion[2]	*(51%)*	*(3%)*	*3%*	*26%*	*46%*	
Levered free cash flow[3]	**($409)**	**($212)**	**($203)**	**($89)**	**$77**	**n.a.**
% conversion[2]	*(125%)*	*(59%)*	*(48%)*	*(17%)*	*12%*	
Leverage[4,5]	**6.6x**	**6.4x**	**5.9x**	**4.8x**	**3.9x**	**n.a.**
Memo: Net debt[5]	2,159	2,300	2,484	2,569	2,495	n.a.
Liquidity[6]	**$231**	**$85**	**($118)**	**($207)**	**($146)**	**n.a.**

Source: Illustrative Buyer Plan (No Pre-Closing Capital)
Notes: Financials as presented include WA results until transaction close in 2024
1. Adj. EBITDA excludes cost of SBC
2. Defined as respective metric ÷ Adj. EBITDA
3. Levered free cash flow per Standalone LRP; calculated as Adj. EBITDA – cash taxes (net of NOLs) – CapEx + / - change in NWC – cash interest – finance lease payments – pension / OPEB contributions – one-time items; does not reflect movements in revolver or net proceeds from asset divestitures
4. Leverage defined as net debt ÷ Adj. EBITDA; does not contemplate additional potential add-backs allowed by debt covenants
5. Net debt excludes deferred debt issuance costs
6. Total liquidity based on cash on hand and revolver availability

29